EXHIBIT 10.4
JUNIPER NETWORKS, INC.
SEVERANCE AGREEMENT
          This Severance Agreement (the “Agreement”) is made and entered into by and between                                                 (the “Employee”) and Juniper Networks, Inc., a Delaware Corporation (the “Company”), effective as of                                                , 2007 (the “Effective Date”).
RECITALS
          1.      The Compensation Committee believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company.
          2.      Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.	Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2012 or (ii) if Employee is terminated involuntarily by Company without Cause prior to January 1, 2012, the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.	At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided by applicable law or under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). This Agreement does not constitute an agreement to employ Employee for any specific time.

3.	Severance Benefits.
               (a)      In the event the Employee is terminated involuntarily by Company without Cause, as defined below, and provided the Employee executes a full release of claims, in a form satisfactory to Company (“Release”), promptly following termination, the Employee will be entitled to receive the following severance benefits in a lump sum (less any withholding taxes): (i) an amount equal to six months of base salary (as in effect immediately prior to the termination) and (ii) an amount equal to half of the Employee’s annual target bonus (as in effect immediately prior to the termination) for the fiscal year in which the termination occurs. The severance payment to which Employee is entitled shall be paid by the Company to Employee in cash not later than 30 calendar days after the effective date of the Release. For purposes of this Agreement, “Cause” is defined as: (i) willfully engaging in gross misconduct that is demonstrably injurious to Company; (ii) willful act or acts of dishonesty or malfeasance undertaken by the individual; (iii) conviction of a felony; or (iv) willful and continued refusal or failure to substantially perform duties with Company (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iv) above will constitute “Cause” only if such failure continues after the Company’s CEO or Board of Directors has provided the individual with a written demand for substantial performance setting forth in detail the specific respects in which it believes the individual has willfully and not substantially performed the individual’s duties thereof and has been provided a reasonable opportunity (to be not less than 30 days) to cure the same.
               (b) Change of Control Benefits. In the event the Employee receives severance and other benefits pursuant to a change in control agreement that are greater than or equal to the amounts payable hereunder, then the Employee shall not be entitled to receive severance or any other benefits under this Agreement.
               (c) Internal Revenue Code Section 409A. Notwithstanding any other provision of this Agreement, if the Employee is a “specified employee” under Code Section 409A and a delay in making any payment or providing any benefit under this Plan is required to avoid imposition of additional taxes under Code Section 409A, such payments shall not be made until after six (6) months following the date of the Employee’s separation from service as required by Code Section 409A.
     4.      Successors.
               (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law. The term “Company” shall also include any direct or indirect that is majority owned by Juniper Networks, Inc.
               (b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the

Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
5.	Notice.
               (a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
6.	Miscellaneous Provisions.
               (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
               (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
               (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
               (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.
               (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

               (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
               (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
               (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JUNIPER NETWORKS, INC.

By:

Title:

EMPLOYEE	By:

Title: